Pliant Therapeutics, Inc. Bonus Agreement
August 5, 2025
Hans Hull

Dear Hans,
In consideration of your past and future services to Pliant Therapeutics, Inc. (the “Company”) and its affiliates, the Company is pleased to offer you the opportunity to earn a cash bonus following the achievement of the Performance Milestone (as defined below) in an amount equal to $[●] (the “Award”). The Award is subject to the terms and conditions provided below.
If, on or prior to December 31, 2025, the Company or one of its subsidiaries [INSERT PERFORMANCE MILESTONE], 25% of your Award will vest on March 31, 2026 and the remaining 75% of your Award will vest on June 30, 2026 (each, a “Vesting Date”), subject to your continued employment in good standing through the applicable Vesting Date. Good standing shall be determined by the Compensation Committee of the Company’s Board of Directors. For the avoidance of doubt, you shall not be considered in good standing if you have provided notice of your resignation, have received a notice of termination due to performance considerations, or are under any disciplinary actions or notices.
Each portion of the Award will be paid within sixty (60) days following the applicable Vesting Date, subject to your continued employment in good standing with the Company through such Vesting Date (other than as provided below).
If, prior to any Vesting Date, your employment is terminated (i) by the Company due to a reduction in force or (ii) by the Company without Cause or due to your resignation for Good Reason on or following the date on which a Change in Control occurs (each, a “Qualifying Termination”), you shall be paid (x) 50% of the Award if the Qualifying Termination occurs prior to the achievement of the Performance Milestone and (y) 100% of the Award if the Qualifying Termination occurs following the achievement of the Performance Milestone, (reduced by any portion of the Award paid prior to such Qualifying Termination). If any portion of the Award becomes payable under this paragraph, it will be paid within sixty (60) days following such Qualifying Termination. Further, if any portion of the Award becomes payable under this paragraph, it shall be subject to your execution and non-revocation of a release of claims in favor of the Company and its affiliates in the time period set forth in the release (but in any event no later than sixty (60) days following your Qualifying Termination). For purposes of this Agreement, “Change in Control,” “Cause” and “Good Reason” shall have the same meanings as set forth in the Company’s Executive Severance Plan in effect as of the date of this Agreement.
This Agreement and the payments hereunder are intended to be exempt from, or compliant with, Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder (“Section 409A”) and this Agreement shall be limited, construed and interpreted in accordance with such intent. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.With respect to any portion of the Award that would be considered “nonqualified deferred compensation” within the meaning of Section 409A, (i) any reference to “termination of service” (or a similar term), to the extent applicable to determining the timing of any payment, shall mean a “separation from service” under Section 409A; (ii) if at the time of your termination of service, you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable under this Agreement as a result of such

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termination of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day that is more than six (6) months following your termination of service (or the earliest date as is permitted under Section 409A without any accelerated or additional tax) and (iii) any payment which is conditioned upon your execution of a release of claims which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.
Please note that this Agreement is not intended to guarantee employment for any specific duration and your employment with the Company remains “at will.” The Award shall be subject to taxes and other required deductions.
Please acknowledge your agreement to the terms contained herein by signing in the space below.
Thank you for all your hard work and commitment to the Company.
Sincerely,
/s/ Lily Cheung
Lily Cheung
Chief Human Resources Officer

Acknowledged and Agreed to:
/s/ Hans Hull
Date: 8/15/2025

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